Exhibit 3.146
State of Delaware
CERTIFICATE OF FOMRATION
OF
23 AVIATION, LLC
          FIRST: The name of the limited liability company is 23 AVIATION, LLC.
          SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent is The Corporation Trust Company.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day of September, 2009.

By:	/s/ Wayne R. Lewis
Name: Wayne R. Lewis
Authorized Person